Exhibit 99.1

Oak Hill Capital Partners Closes Hillman Acquisition

Cincinnati, Ohio (May 28, 2010) – The Hillman Companies, Inc. (“Hillman Companies”) announced today that it has completed its previously announced acquisition by Oak Hill Capital Partners, in partnership with Hillman’s management team.  Hillman Companies also closed its previously announced acquisition from Quick-Tag Holdings and Quick-Tag, Inc. of the Quick-Tag license and related patents for a purchase price of $11.5 million.  In connection with the closing of the acquisition by Oak Hill Capital Partners, The Hillman Group, Inc. a subsidiary of Hillman Companies, closed its previously announced issuance of 10.875% Senior Notes due 2018 and Hillman Companies and certain of its subsidiaries closed its new senior secured credit facility consisting of a $290 million term loan and a $30 million revolving credit facility.

About The Hillman Companies, Inc.

Headquartered in Cincinnati, Ohio, The Hillman Group is a leading value-added distributor of over 60,000 SKUs, consisting of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the United States, Canada, Mexico and South America, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers.  Hillman provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories.  Hillman also offers its customers value-added services, such as inventory management and in-store merchandising services.  For more information on Hillman, please visit www.hillmangroup.com or call (513) 851-4900.

About Oak Hill Capital Partners

Oak Hill Capital Partners is a private equity firm with more than $8.2 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Robert M. Bass is the lead investor. Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions. Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team. These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes. For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

For more information on Hillman, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, Ext. 2084